Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of August 11, 2023 (the “Effective Date”), is entered into by and among Gamida Cell Ltd., a public company formed under the laws of the State of Israel (the “Company” or “Gamida”), Jeremy Blank (the “New Director”) and Community Master Fund, LP, as a holder of Gamida’s ordinary shares, NIS 0.01 par value (the “Ordinary Shares”), (the “Shareholder Party”). Gamida, the New Director, and the Shareholder Party are collectively referred to herein as the “Parties,” and each, as a “Party.”

WHEREAS, the Shareholder Party beneficially owns an aggregate of approximately 5% of the Company’s outstanding Ordinary Shares as of the Effective Date;

WHEREAS, Gamida has reached an agreement with the Shareholder Party with respect to certain matters, including, among others, adding the New Director to Gamida’s Board of Directors (the “Board”) and as a member of the Transactions Committee of the Board.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition; Strategic Review Committee.

(a) Board Matters. At the July 25, 2023 meeting of the Board, in connection with the Board’s conditional appointment of the New Director to the Board, the Board approved an automatic increase of the size of the Board from six to seven directors at such time as all of the following conditions have been met: (i) the New Director successfully completes the Background Check (as defined below) with no adverse findings that would preclude the New Director from being added to the Board in the determination of the Board’s Nominating and Governance Committee, (ii) the New Director successfully completes the D&O Questionnaire (as defined below) and the Board’s Nominating and Governance Committee has determined that the New Director meets the eligibility, independence and other criteria applicable to directors, and (iii) the New Director and the Shareholder Party execute a cooperation agreement in a form satisfactory to the Board. Therefore, having satisfied the foregoing conditions listed in clauses (i) and (ii) above, effective as of the Effective Date, the size of the Board is hereby increased from six to seven directors, and the New Director is appointed to the Board to fill the vacancy created as a result of such expansion. The New Director is hereby appointed to the Board as a Class II Director, with a term expiring at the Company’s 2023 Annual General Meeting of Shareholders (the “2023 AGM”); provided, however, that the Company will nominate the New Director to serve a three-year term as a director of the Company at the 2023 AGM, with a term expiring at the Company’s 2026 Annual General Meeting of Shareholders (the “2026 AGM”) (if elected by the Company’s shareholders). The New Director is also hereby appointed to serve as a member of the Board’s Transactions Committee for so long as such committee is constituted and he serves as a director of the Company.

(b) Director Independence. The New Director shall be an “Independent Director” as defined by Rule 5605(a)(2) of the Nasdaq Stock Market Rules. In connection with the foregoing, and as a condition to the New Director’s appointment to the Board, the New Director acknowledges and agrees that he provided to Gamida information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of Gamida’s director candidate questionnaire (the “D&O Questionnaire”) and other reasonable and customary director onboarding documentation, and has consented to appropriate background checks comparable to those undergone by other non-management directors of Gamida with no adverse findings that would preclude the New Director from being added to the Board in the sole determination of the Board’s Nominating and Governance Committee (the “Background Check”). The New Director and the Shareholder Party represent and warrant that they are not aware of any information that would disqualify the New Director from service as a director of the Company.

(c) Non-Employee Director Compensation. The Company agrees that from the Effective Date until the Termination Date, the New Director shall be entitled to receive the same compensation package paid to other non-employee directors for their Board and committee service, pro-rated to his time in office, as applicable for his committee membership.

(d) Board Policies and Procedures. Each Party acknowledges and agrees that the New Director, upon appointment to the Board, is governed and will abide by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to other members of the Board, including, but not limited to, Gamida’s Amended and Restated Articles of Association (as amended, the “Articles”), Corporate Governance Guidelines, Corporate Code of Ethics and Conduct, Insider Trading Policy, Comprehensive Ethics and Compliance Program and any other policies on stock ownership, public disclosures and confidentiality that are in effect on the Effective Date or adopted thereafter (collectively, the “Company Policies”), and will strictly adhere to Gamida’s policies on confidentiality and non-use imposed on all members of the Board. The New Director shall not disclose any confidential information of the Company which he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, to any person or entity outside of the Company or its advisors, and will not use any confidential information of the Company for any purpose other than for the sole purpose of performing his duties as a director of the Company; provided that, if the New Director discloses such information to the Shareholder Party or any of its Representatives, then the Shareholder Party agrees not to disclose any such confidential information of the Company to any person or entity outside of the Company or its advisors, and will not use any such confidential information of the Company for any purpose, including trading in securities of the Company (and will cause any such Representatives to abide by such non-disclosure and non-use obligations). The Shareholder Party shall comply with the Company’s Insider Trading Policy (as provided to the Shareholder Party on the date of this Agreement) for so long as the New Director is a director of the Company; provided that instead of pre-clearing transactions as provided in Section III.D of the Policy, the Shareholder Party will confirm with the Clearing Officer (as defined in the policy) or the Company’s General Counsel that the Shareholder Party is in an open window period and is not in possession of any material non-public information regarding the Company prior to engaging in transactions in the Company’s securities. For the avoidance of doubt, the Company will interpret and apply its Insider Trading Policy to the New Director and the Shareholder Party in the same manner as the Company interprets and applies it to other persons or entities that are subject to such policy.

2. Voting. At the 2023 AGM, the New Director and the Shareholder Party agree that each of them will appear in person or by proxy (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to all Ordinary Shares beneficially owned by such Party) in accordance with the Board’s recommendations with respect to (a) each election of directors and (b) any other proposal to be submitted by the Company to the shareholders of the Company and which has been disclosed in writing by the Company to the New Director prior to the New Director entering into this Agreement.

3. Non-Management Role. The New Director acknowledges and agrees that he will be serving in the capacity of a director of the Company and shall not act in a management capacity at the Company. The New Director shall generally communicate with the Company’s chief executive officer in respect of any information requests by the New Director to the Company and such communications and requests will (x) be in furtherance of directives previously given by the Board or a committee thereof or (y) be made subject to and in accordance with the policies and procedures adopted from time to time by the Board regarding information requests by directors to management of the Company. The New Director shall not represent the Company externally in public communications or business dealings unless explicitly authorized to do so by the Board or a duly authorized committee thereof.

4. Mutual Non-Disparagement.

(a) Subject to Section 6, the Shareholder Party and the New Director agree that, from the Effective Date through the date of the 2026 AGM, neither such Party nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, (i) make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or knowingly cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that could reasonably be construed to be disparaging toward Gamida or any of its Representatives in a manner that is material, or (ii) cause any tortious interference with the contracts and relationships of Gamida or any of its Representatives.

(b) Gamida hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, (i) make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or knowingly cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that could reasonably be construed to be disparaging toward the Shareholder Party or the New Director or their respective Representatives in a manner that is material or (ii) cause any tortious interference with the contracts and relationships of the Shareholder Party or its Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the U.S. federal securities laws, Israeli law or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must use commercially reasonable efforts to provide as much prior written notice as practicable to the other Party(ies) (but no less than at least one business day) prior to making any such statement or disclosure required by law or regulation that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other Party.

(d) The limitations set forth in Section 4(a) and 4(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) and 4(b) if such statement by the other Party was made in breach of this Agreement.

(e) The provisions of this Section 4 shall not limit in any respect the actions of any director of Gamida in his or her capacity as such, in the exercise of such director’s fiduciary duties to Gamida and its shareholders pursuant to applicable law and regulation and the Company Policies.

5. No Litigation.

(a) The Shareholder Party and the New Director covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against Gamida or any of its Representatives (in their capacities as such), in each case based on claims arising out of any facts known by the Shareholder Party, the New Director or any of their respective Representatives as of the Effective Date; provided, however that the foregoing shall not prevent the Shareholder Party, the New Director or any of their respective Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, Gamida against the Shareholder Party or the New Director, or responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Shareholder Party, the New Director or any of their Representatives; provided, further, that if the Shareholder Party, the New Director or any of their Representatives receives such Legal Requirement, the Shareholder Party or New Director, as the case may be, shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Gamida.

(b) Gamida covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against the Shareholder Party, the New Director or any of their respective Representatives (in their capacities as such) in each case based on claims arising out of any facts known by Gamida or any of its Representatives as of the Effective Date; provided, however, that the foregoing shall not prevent Gamida or any of its Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, the Shareholder Party against Gamida or any of its Representatives, or responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Gamida or any of its Representatives; provided, further, that in the event Gamida or any of its Representatives receives such Legal Requirement, Gamida shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Shareholder Party or the New Director, as the case may be.

(c) The provisions of this Section 5 shall not limit in any respect the actions of any director of Gamida in his or her capacity as such, in the exercise of such director’s fiduciary duties to Gamida and its shareholders pursuant to applicable law and regulation and the Company Policies.

6. Standstill.

(a) From the Effective Date through the earlier of (x) the date of the 2024 AGM and (y) the occurrence of a Change of Control and (z) March 31, 2024, if (and only if) in the case of this clause (z) the Company has not consummated or entered into a binding definitive agreement for an Extraordinary Transaction by such date (the “Standstill Period”), neither the Shareholder Party nor the New Director shall, and neither of them shall cause any of their Representatives to, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(i) make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other similar transaction by the New Director, the Shareholder Party or their respective Affiliates relating to a majority of the assets or securities of Gamida or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Gamida or any of its subsidiaries or (C) any form of tender or exchange offer by the New Director, the Shareholder Party or their respective Affiliates for Ordinary Shares, whether or not such transaction involves a Change of Control (as defined below) of Gamida, provided that in any non-public announcement or proposal in respect of the foregoing by the New Director, the Shareholder Party or their respective Affiliates, the New Director shall fully apprise the Board of his and the Shareholder Party’s interests therein, and shall recuse himself from the Board’s and any constituent committee’s discussion and consideration of, and voting upon, such offer or proposal;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of Gamida, or conduct any type of binding or nonbinding referendum with respect to any voting securities of Gamida, or knowingly assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of Gamida, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of Gamida (including by initiating or knowingly encouraging any “withhold” or similar campaign);

(iii) make any public or non-public recommendation to any shareholders of the Company with respect to the voting of (or execution of a written consent in respect of) any securities of Gamida;

(iv) [reserved];

(v) other than through non-public communications directly to the Board, make any proposal, statement or request that (A) seeks to control, change, or influence the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number, class or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) seeks any material change in, or criticizes, the capitalization, stock repurchase programs and practices or dividend policy of Gamida, (C) seeks any other material change in, or criticizes, Gamida’s management, business or corporate structure, (D) seeks to have Gamida waive or make amendments or modifications to the Articles, or other actions that may impede or facilitate the acquisition of control of Gamida by any person, (E) causes a class of securities of Gamida to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causes a class of securities of Gamida to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi) [reserved];

(vii) making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), for the purpose of seeking to influence Gamida’s shareholders, management or the Board with respect to Gamida’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except (A) by voting any Ordinary Shares owned or controlled by them in any shareholder vote expressly called by the Board on such matter, (B) acting in their role as a member of the Board or any authorized Committee thereof or (C) as otherwise expressly permitted by this Agreement;

(viii) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Articles;

(ix) deposit any Ordinary Shares in any voting trust or subject any Ordinary Shares to any arrangement or agreement with respect to the voting of any Ordinary Shares (other than any such voting trust, arrangement or agreement solely between the Shareholder Party and its Representatives and the New Director that is otherwise in accordance with this Agreement);

(x) seek, knowingly encourage or advise any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors of Gamida;

(xi) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Ordinary Shares (other than any group comprised of the New Director, the Shareholder Party and its Representatives);

(xii) make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with Gamida that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiii) enter into any agreements or understandings with any person with respect to any action the Shareholder Party or the New Director are prohibited from taking pursuant to this Section 6 or otherwise act in concert with any other person for the purpose of circumventing the restrictions contained in this Section 6;

Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Party and the New Director shall not be prohibited or restricted from: (A) communicating privately with the Board or the chief executive officer of Gamida, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by the Shareholder Party, the New Director or their respective Affiliates, Gamida or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Gamida of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Shareholder Party, the New Director or their respective Affiliates, provided that a breach by the Shareholder Party or the New Director, respectively, or their respective Affiliates of this Agreement is not the cause of the applicable requirement; or (C) disclosing its bona fide voting intention on any Extraordinary Transaction pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act.

(b) The provisions of this Section 6 shall not limit in any respect the actions of any director of Gamida in his or her capacity as such, in the exercise of such director’s fiduciary duties to Gamida and its shareholders pursuant to applicable law and regulation and the Company Policies. The provisions of this Section 6 shall also not prevent the Shareholder Party from freely voting its Ordinary Shares (except as otherwise provided in Section 2 hereto).

(c) The Shareholder Party shall not have or claim any information rights beyond those afforded to all other shareholders and acknowledge the Company’s Regulation FD obligations pursuant to the Exchange Act and New Director’s confidentiality obligations to the Company as set forth in Section 1(d) above.

(d) At any time that the Shareholder Party ceases to have a Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from Gamida pursuant to Section 17 hereof, the Shareholder Party shall use commercially reasonable efforts to promptly provide to Gamida any information regarding the Shareholder Party’s ownership of securities of Gamida that may be reasonably requested by Gamida in connection with the preparation of any proxy materials for any meeting of shareholders of the Company.

7. Representations and Warranties of Gamida. Gamida represents and warrants to the New Director and the Shareholder Party that, as of the Effective Date, (a) Gamida has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Gamida, constitutes a valid and binding obligation and agreement of Gamida, and is enforceable against Gamida in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Gamida does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Gamida is a party or by which it is bound.

8. Representations and Warranties of the Shareholder Party. The Shareholder Party represents and warrants to Gamida that, as of the Effective Date, (a) the Shareholder Party is not part of a “group” as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934 (“Group”) with respect to the acquiring, holding, voting or disposing of equity securities of Gamida (other than a group comprised of the New Director, the Shareholder Party and its Representatives), (b) this Agreement has been duly and validly authorized, executed and delivered by the Shareholder Party, and constitutes a valid and binding obligation and agreement of the Shareholder Party, enforceable against the Shareholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the Shareholder Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Shareholder Party associated with that signatory’s name, and to bind the Shareholder Party to the terms hereof and thereof, and (d) the execution, delivery and performance of this Agreement by the Shareholder Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

9. Representations and Warranties of the New Director. The New Director represents and warrants to Gamida that, as of the Effective Date, (a) New Director is not part of a Group respect to the acquiring, holding, voting or disposing of equity securities of Gamida (other than a group comprised of the New Director, the Shareholder Party and its Representatives), (b) this Agreement has been duly and validly authorized, executed and delivered by such New Director, and constitutes a valid and binding obligation and agreement of such New Director, enforceable against such New Director in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) such New Director has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement for himself, and to bind himself to the terms hereof and thereof, and (d) the execution, delivery and performance of this Agreement by such New Director does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to him, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he is a party or by which he is bound.

10. Term; Termination. This Agreement shall remain in effect until the conclusion of the New Director’s service on the Board, provided, however, that Gamida may terminate this Agreement if and when the New Director or the Shareholder Party commits a material breach of this Agreement (as determined by a court of competent jurisdiction in accordance with Sections 13 and 14 below) that is not cured within five days after such breaching Party’s receipt of written notice thereof from Gamida (the effective date of termination, the “Termination Date”). Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination. On the Termination Date, without any further action necessary by any of the Parties, Mr. Blank shall be deemed to have tendered his resignation from the Board and the Transactions Committee forthwith in the form of resignation letter attached hereto as Schedule A, which resignation shall be held in escrow and shall not be released or deemed effective unless and until the Termination Date has occurred.

11. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement.

12. No Other Discussions or Arrangements. Each of the New Director and the Shareholder Party jointly and severally represents and warrants that, as of the Effective Date, it has not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving Gamida or the voting or disposition of any securities of Gamida (other than this Agreement).

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or (b) in the event (but only in the event) that such courts identified in clause (a) do not have subject matter jurisdiction over such Action, any other New York state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. U.S. Securities Laws. The New Director and the Shareholder Party each acknowledges that it is aware, and will advise each of its Representatives who are informed as to the matters that are the subject of this Agreement, that U.S. securities laws prohibit any person who has received from the Company material, non-public information from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and the New Director and the Shareholder Party will comply with such securities laws with respect to the Company and its securities.

16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Gamida representing more than 50% of the equity interests and voting power of Gamida’s then outstanding Ordinary Shares, (ii) Gamida enters into a merger or a share-for-share transaction whereby, immediately after the consummation of the transaction, Gamida’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (iii) Gamida sells all or substantially all of its assets;

(f) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of Gamida, liquidation, dissolution, restructuring, equity issuance greater than 20% of the Company’s then outstanding capital stock, distribution, spin-off, material joint venture or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, in one or a series of transactions and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Gamida’s shareholders;

(g) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(h) “other Party” shall mean (i) with respect to Gamida, the Shareholder Parties and the New Director, (ii) with respect to the New Director, Gamida and the Shareholder Parties, and (iii) with respect to the Shareholder Parties, Gamida and the New Director; and

(i) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of Gamida, and on the next business day if sent after normal business hours of Gamida; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to Gamida, to its address at:

Gamida Cell Ltd.
116 Huntington Avenue, 7th Floor
Boston, MA 02116
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention: Joshua A. Kaufman, Barbara Borden

If to Mr. Blank or the Shareholder Party, to the address at:

Community Master Fund, LP
6446 Drexel Avenue
Los Angeles, California 90048
Attention: General Counsel

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

19. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

GAMIDA:

GAMIDA CELL LTD.

By:	/s/ Abbey Jenkins
Name:	Abigail L. Jenkins
Title:	President & Chief Executive Officer

NEW DIRECTOR:

By:	/s/ Jeremy Blank
Jeremy Blank

SHAREHOLDER PARTY:

COMMUNITY MASTER FUND, LP

By:	/s/ Jeremy Blank
Name:	Jeremy Blank
Title:	Chief Investment Officer

Schedule A

FORM OF DIRECTOR RESIGNATION LETTER

Gamida Cell Ltd.
116 Huntington Avenue, 7th Floor
Boston, MA 02116

To the Board of Directors of Gamida Cell Ltd.:

I, Jeremy Blank, hereby resign as a member of the Board of Directors of Gamida Cell Ltd., and any constituent committees thereof, including the Transactions Committee, effective immediately.

/s/ Jeremy Blank
Jeremy Blank